Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-273510) and Form S-8 (Nos. 333-237207 and 333-289045) of Carrier Global Corporation of our report dated February 5, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
February 5, 2026